November 18, 2025

David Johnson
Chief Financial Officer
AMERICAN VANGUARD CORP
4695 MacArthur Court
Newport Beach, CA 92660

       Re: AMERICAN VANGUARD CORP
           Form 10-K filed May 29, 2025
           File No. 001-13795
Dear David Johnson:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Industrial
Applications and
                                                        Services